Exhibit 99.1

pdvWireless CEO Comments on FCC 900 MHz Notice of Proposed Rulemaking

WOODLAND PARK, NJ – 03/15/19 – pdvWireless, Inc., (“PDV” or the “Company”), today released a shareholder letter from Morgan E. O’Brien, CEO, providing an overview of the Company’s thoughts on the Notice of Proposed Rulemaking (“NPRM”), as unanimously voted for adoption and released by the Federal Communications Commission (“FCC”) in the 900 MHz proceeding.

Dear Fellow Shareholders:

The FCC yesterday adopted an NPRM for the 900 MHz band that endorses PDV’s objective of creating a broadband opportunity for utilities and other enterprise users. The NPRM proposes our recommended band plan concept and technical rules, raises no interference concerns, and describes a transition plan that would allow PDV to move quickly in bringing this broadband option to market in a number of areas around the country through a voluntary negotiation process followed by alternative means for addressing holdout situations. PDV intends to work collaboratively with the FCC and all affected parties toward adoption of final rules in a timeframe reflective of this industry’s increasingly urgent need for a private broadband solution.

Background

For almost 35 years, the 900 MHz band has been used exclusively for narrowband land mobile systems including internal systems operated by utilities, auto manufacturers, delivery services and similar enterprises, as well as commercial dispatch service providers. Neither the rules nor the equipment have evolved at a pace comparable to that associated with spectrum used for wireless communications services in other bands. While some incumbents have transitioned from analog to digital technology, 900 MHz systems operate in 2019 much as they did in 1975, and the band is markedly underutilized or even not used at all in many parts of the country.

PDV, which holds the largest spectrum position in this band,I saw an opportunity to bring the benefits of broadband technology – high data capacity, low latency, and an international ecosystem of equipment and applications – to critical infrastructure and other business enterprise entities, many of which are 900 MHz band incumbents. In collaboration with the Enterprise Wireless Alliance, or EWA,ii PDV petitioned the FCC to modernize its rules and create a 6 MHz broadband service within the 10 MHz 900 MHz band, while maintaining 4 MHz for continued narrowband use. We proposed technical, operational, and licensing rules that would allow broadband and narrowband operations to co-exist, including a process for clearing the spectrum needed for broadband deployment by relocating incumbent licensees to alternative channels in the 4 MHz narrowband segment.

During the four years that this proposal has been pending at the FCC, PDV/EWA have given careful consideration to the comments submitted by interested parties, both opponents and proponents. For example, we addressed technical concerns raised by 900 MHz incumbents and by Sensus, whose systems operate in adjacent bands. The in-band interference analyses prepared by Pericle Communications and Ericsson confirmed that broadband and narrowband facilities could co-exist within the 900 MHz band, as long as the broadband system adhered to the technical criteria proposed by PDV/EWA. While those same criteria would have protected Sensus operations, PDV/EWA proposed that the broadband allocation be shifted down to provide greater separation between the allocations, an approach endorsed by Sensus. PDV/EWA have made every effort to consider and respond to all reasonable concerns and will continue to do so.

The FCC yesterday voted unanimously to adopt an NPRM that, in its words, is intended to “reconfigure the 900 MHz band to facilitate the development of broadband technologies and services….”iii By embracing this repurposing of the band, the FCC has tentatively rejected the arguments of those who wish to preserve the status quo and reserve this band for legacy narrowband operations exclusively.

The FCC has proposed to classify the 900 MHz broadband service as flexible-use spectrum. However, it also recognizes that this particular service is needed to “provide the coverage and reliability that electric and other utilities require but cannot obtain from consumer-oriented commercial wireless carriers.”iv Consistent with the PDV/EWA view of this critical market need, the NPRM states: “High-speed broadband is essential for robust business growth and providing an opportunity for broadband in the 900 MHz band could enable a wide variety of businesses to unlock the full potential of broadband and its applications. Electric utilities in particular have many ways to enhance their operations, such as installing smart grid systems and using dedicated broadband spectrum to improve coverage, latency, and throughput.”v The FCC has concluded that “realigning the 900 MHz band will create opportunities for robust broadband networks that fully support critical communication systems….”vi

The broadband opportunities outlined in the NPRM align with and support our future plans and goals. By adopting the NPRM, the FCC has affirmed that the public interest justifies creation of a broadband service in the 900 MHz band. PDV’s focus now will be on addressing the matters raised in the NPRM in support of final rules that create a regulatory process and an economically viable and timely path for fulfillment of the PDV/EWA vision for 900 MHz broadband.

Summary of NPRM

A. Technical Issues

Although a primary argument raised by broadband opponents was the claim that broadband and narrowband services could not co-exist within the 900 MHz band without interference, the FCC has incorporated the PDV/EWA band plan and technical recommendations that set out rules for co-existence. Importantly, the proposed rules include the recommended equipment specifications that will enable use of available, globally standardized broadband LTE equipment. The systems to be used by utilities and others will enjoy the economic benefits of a well-developed, international ecosystem of broadband LTE devices. The FCC has asked whether equipment or software will need to be replaced or added to incumbent narrowband systems to ensure non-interference. While PDV believes that will not be necessary in most instances, it has always understood that as a broadband licensee it would be responsible for all reasonable costs associated with repurposing this band.

B. Band Realignment

1. Broadband Eligibility:

The FCC has proposed three criteria for an applicant to secure a broadband license in a county:vii (i) the applicant holds all 20 blocks of geographic SMR licenses in the county; (ii) the applicant reaches agreement to relocate all incumbents in the broadband segment in a 1:1 voluntary channel exchange or demonstrates that the incumbents will be protected;viii and (iii) the applicant agrees to return to the FCC all rights to geographic and site-based spectrum in the county in exchange for the broadband license.

PDV holds 20 geographic SMR licenses in a significant number of counties throughout the United States. If the FCC allows the broadband applicant to include geographic SMR-allocated channel blocks held in the FCC’s inventory, a possibility raised in the NPRM, PDV is optimistic that it can satisfy the first eligibility criterion in additional counties following successful negotiations with the limited number of other geographic licensees around the country, some of which are already in discussion with PDV.

PDV believes this approach will allow it to move forward with implementing its business plans. In considering whether to make its inventory of geographic SMR-allocated channel blocks available to the broadband applicant, the FCC has asked whether it should do so only if the applicant meets a threshold number of its own geographic licenses. PDV supports such an approach as a reasonable test that will allow long-fallow spectrum to be placed into productive use. The FCC also questions how to mitigate a windfall that might thereby be attributed to such an applicant. PDV has long recognized that it will need to address this issue, both in this context and in the context of exchanging narrowband for broadband spectrum. PDV believes it has identified powerful public interest arguments to justify such an action by the FCC, arguments the FCC itself has advanced recently. ix

As the FCC has confirmed in any number of proceedings, it has legal authority to issue licenses outside of the auction process when it concludes that doing so serves the public interest. In fact, the Communications Act specifically directs the FCC to consider other means for awarding licenses and mandates auctions only when the FCC is presented with mutually exclusive applications that cannot be resolved through other measures. Thus, while PDV supports the use of an auction in counties where neither voluntary negotiations nor alternative approaches produce the spectrum clearing needed to allow broadband deployment, it is optimistic that the FCC’s preferred voluntary approach will be successful in many areas.

2. Relocation Process

The NPRM proposes a market-driven, voluntary exchange process for clearing the broadband spectrum. An entity seeking the broadband license in a county will need to demonstrate that it has entered into agreements with incumbents or that it can protect their narrowband operations. All incumbents must be accounted for before the broadband application may be filed. Because the proposal assumes entirely voluntary negotiations, it does not reference the concept of comparable facilities that the FCC has used successfully in other relocation processes. PDV has consistently acknowledged its obligation to assume all reasonable relocation costs incurred by incumbents and will follow the comparable facilities guidelines in the negotiation process.

The challenge is achieving the appropriate balance between protecting incumbents’ rights to a minimally disruptive relocation and the urgency of addressing the escalating broadband needs of utilities and other critical users. PDV/EWA had proposed a voluntary negotiation period followed by a mandatory period, a staged process that has been used in a number of FCC band repurposings, including in several realignments of the 800 MHz band. PDV believes, based on the experience in other bands, that voluntary agreements will be achievable with the great majority of incumbents. However, as the FCC has recognized in the NPRM, without some mechanism for preventing holdouts, even a single incumbent with a license for a single channel could thwart the FCC’s objective of creating a broadband opportunity for business enterprise entities with needs that are not met on commercial networks. PDV has argued that incumbents should not be permitted to block broadband deployment for an indefinite period as long as they can be provided with comparable facilities.

The FCC has requested comment on different approaches to addressing the holdout situation. One suggestion is a threshold for voluntary negotiations after which the remaining incumbent(s), except those with complex systems, tentatively defined as systems with 65 or more integrated 900 MHz sites, would be subject to mandatory relocation, presumably with the right to comparable facilities. The NPRM queries whether that approach could include a sliding scale such that the percentage of incumbents with which the broadband applicant would need to reach voluntary agreement before triggering mandatory rights would decrease over time. Alternatively, as discussed below, the NPRM also proposes a follow-up auction in counties that have not been cleared. PDV is not opposed to auctions conceptually but, like the FCC, recognizes that the delays inherent in them could undermine the FCC’s desire to bring broadband spectrum to market expeditiously, consistent with its 5G FAST plan.

In response to the FCC’s request for comments on this critical issue, PDV will reaffirm its support for and commitment to good faith voluntary negotiations and also will endorse a threshold success measurement or similar approach as a more expedient way of clearing this spectrum for its intended broadband use.

3. Overlay Auction

As noted above, the NPRM recognizes that its preferred market-driven voluntary approach may not result in clearing sufficient contiguous spectrum to permit the timely introduction of a 900 MHz broadband service. It questions whether this consequence could be remedied by an auction of overlay 900 MHz broadband licenses with mandatory relocation rights.

Overlay auctions, whereby a successful bidder acquires the right to a defined amount of encumbered spectrum in a specific geographic area, typically with mandatory rights to relocate incumbents to comparable facilities at the auction winner’s expense, have been used successfully in converting a number of encumbered bands to allow for the introduction of more advanced and efficient technologies. While PDV supports the concept of overlay auctions, as discussed above, it also will be recommending alternative solutions to the holdout problem in order to address the increasingly urgent broadband needs of utilities and other critical business enterprises.

The NPRM suggests that the FCC is contemplating auctions of either a 6 or 10 MHz overlay license approach. In evaluating a 10 MHz overlay approach, PDV will need to understand what such an auction would involve and what spectrum the FCC is considering for relocating incumbent licensees.

4. Incentive Auction

The NPRM also requests comment on using an incentive auction rather than an overlay auction if good faith voluntary negotiations fail to clear sufficient usable spectrum for a 6 MHz broadband service in a given county. Incentive auctions are complicated. Broadly, they involve incumbents agreeing to relinquish their spectrum rights in exchange for a consideration that they agree to accept while those wishing to acquire that spectrum, possibly including incumbents, determine what they are willing to pay for the potentially relinquished spectrum. This alternative has been used successfully in other bands and should not be discounted. However, it is less certain that an incentive auction would be an optimal approach in a band with a relatively small number of incumbents in each geographic area whose spectrum holdings have greater value collectively than individually. PDV intends to explore this alternative in more detail as the proceeding progresses.

C. Licensing and Operating Rules

The NPRM’s proposed licensing and operating rules for the broadband service are generally consistent with PDV’s expectations. It tentatively agrees with the FCC that this service should be regulated with like broadband services under Part 27 of the FCC rules, Miscellaneous Wireless Communications Services, rather than under Part 90. Recent rule changes allow licensees in such services to identify themselves as either common carriers or private carriers, depending on their operations, and the other regulatory obligations appear reasonable.

The most significant operating rules are the performance (build-out) requirements. The NPRM has proposed a 15-year, rather than the typical 10-year, license term for 900 MHz broadband systems with performance requirements that resemble those applied to commercial broadband networks. 900 MHz broadband licensees would be required to provide service with a reliable signal coverage to at least 45% of the population in each county within 6 years, and 80% within 12 years. A failure to satisfy the 6-year obligation would accelerate the second deadline from 12 to 10 years. A failure to meet the second deadline would result in license cancellation.

PDV is considering whether these requirements are consistent with the FCC’s expectation that this spectrum could be used to address the very particularized coverage requirements of utilities and other business enterprises, not ubiquitous consumer-oriented needs. It expects to address this issue in its filings in this proceeding.

In partnership with the Enterprise Wireless Alliance, PDV has accomplished its primary objective. The NPRM agrees that the public interest would be well-served by creating a 6 MHz 900 MHz broadband service. It suggests that there are no significant technical issues associated with adjacent broadband and narrowband allocations and includes a range of opportunities to move spectrum to broadband. PDV will continue to work collaboratively with 900 MHz incumbents, both those who wish to maintain narrowband facilities and those who have identified a broadband requirement. As part of that commitment, PDV intends to focus on a regulatory approach to ensure that the voluntary exchange process does not delay delivery of a long-awaited broadband solution for entities whose communications needs grow only more urgent with the passage of time.

Sincerely,

Morgan E. O’Brien

CEO

[i]

The great majority of PDV’s 900 MHz spectrum was purchased by Nextel through the FCC’s auction process. Nextel acquired additional 900 MHz channels from existing licensees. PDV then purchased Sprint’s entire 900 MHz spectrum inventory following Sprint’s acquisition of Nextel.

ii

EWA is a pre-eminent land mobile trade association whose members include a broad range of enterprise users such as: utilities, pipelines, manufacturers, airlines, overnight delivery services and other entities, as well as equipment vendors and commercial service providers.

iii	NPRM at ¶ 1. .

iv	Id. at ¶ 5.
[v]	Id. at ¶ 7.
vi	Id. at ¶ 8.
vii

900 MHz licenses today authorize either geographic MTA operations for spectrum purchased at auction or site-based authority acquired through a frequency coordination process. In response to the operational needs of business enterprise users such as utilities and manufacturing facilities with defined coverage requirements, PDV/EWA proposed that broadband licenses be issued by MSAs (multiple counties) in urban areas and by counties outside those areas. The FCC has proposed counties as the basis for 900 MHz broadband licenses.

viii

There are instances when different types of systems can share the use of a band through avoidance techniques that allow disparate technologies to operate in different portions of the band at different times. While sharing will be an important tool for maximizing the use of the increasingly broad swathes of spectrum in higher bands, it is not possible for broadband and narrowband systems to share/co-exist in the 6 MHz broadband allocation proposed at 900 MHz.

ix	Any perceived gain also would be offset by the costs incurred in relocating incumbents to comparable facilities.

About pdvWireless, Inc.

pdvWireless, Inc. (NASDAQ: PDVW) is focused on developing and offering solutions that leverage its spectrum assets for the deployment of next generation private broadband networks designed to meet the needs of critical infrastructure and enterprise customers. We are the largest holder of licensed nationwide spectrum in the 900 MHz spectrum band throughout the contiguous United States, plus Hawaii, Alaska and Puerto Rico. On average, we hold approximately 60% of the channels in the Part 90 portion of the 900 MHz band in the top 20 metropolitan market areas in the United States. We are currently pursuing a regulatory proceeding at the Federal Communications Commission that seeks to modernize and realign a portion of the 900 MHz band to increase its usability and capacity and accommodate the future deployment of broadband technologies and services. At the same time, we are expecting to enable private broadband network solutions, leveraging our spectrum, that address the growing and unmet needs of our targeted critical infrastructure and enterprise customers. Our Chairman, Brian McAuley, and CEO, Morgan O’Brien, were the co-founders of Nextel Communications and have over 60 years of combined experience in telecom operations and successfully developing regulatory driven spectrum initiatives to address the unmet wireless communications needs of businesses. pdvWireless is headquartered in Woodland Park, New Jersey.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts are forward-looking statements as defined under the Federal securities laws. These forward-looking statements include statements regarding: (i) the final NPRM issued by the FCC will be consistent with the NPRM; (ii) the FCC will issue a Report and Order that supports the deployment of broadband services and technologies in the 900 MHz band on a timely and economically viable basis; (iii) the Company’s ability to successfully respond to the FCC’s questions and the comments filed by incumbents and other interested parties in the 900 MHz proceeding; (iv) the Company’s ability to meet the FCC’s future requirements to qualify for broadband licenses in a sufficient number of counties to implement its business plans; (v) the Company’s ability to obtain additional SMR licenses and to negotiate agreements to relocate incumbents, on timely and economically viable basis, or at all; and (vi) the Report and Order will enable the Company to implement and successfully pursue its business initiatives and plans. Any forward-looking statements contained herein are based on the Company’s current expectations but are subject to a number of risks and uncertainties that could cause its actual future results to differ materially from its current expectations or those implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) the Company’s spectrum initiatives, including its FCC proceedings aimed at modernizing and realigning the 900 MHz spectrum band to increase its usability and capacity, which contemplates the utilization of such spectrum for the future deployment of broadband technologies and services, may not be successful on a timely basis or at all, and may continue to require significant time and attention from its senior management team and the expenditure of significant resources; (ii) the Company may not be successful in identifying, developing and commercializing network and mobile communication solutions utilizing its current and future spectrum and commercially available technologies; (iii) the Company has had net losses each year since its inception and may not achieve or maintain profitability in the future; (iv) the Company’s ability to control the costs and to achieve the expected operational benefits and long- term cost savings of its restructuring plans, including the transfer of its TeamConnect and pdvConnect businesses; (v) the wireless communications industry is highly competitive and the Company may not be able to compete successfully; and (vi) government regulation could adversely affect the Company’s business and prospects. These and other factors that may affect the Company’s future results of operations are identified and described in more detail in its filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K/A for the fiscal year ended March 31, 2018, filed with the SEC on August 9, 2018. Modifications to those factors and/or additional factors are described in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018, filed with the SEC on February 8, 2019. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by applicable law, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

Contacts

Natasha Vecchiarelli

Director of Corporate Communications

pdvWireless, Inc.

973-531-4397

nvecchiarelli@pdvwireless.com

Phil Sgro

Raffetto Herman Strategic Communications

202-585-0210

psgro@rhstrategic.com